Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR SECOND QUARTER 2023

•Revenue of $3.4 billion; parts and services organic revenue increased 4.8% (5.4% on a per day basis)
•Diluted EPS2 of $1.05; adjusted diluted EPS1,2 of $1.09
•Second quarter operating cash flow of $480 million; free cash flow1 of $414 million
•Dividend of $0.275 per share approved to be paid in the third quarter of 2023
•Completed an offering of $1.4 billion of senior unsecured notes
•Uni-Select Inc. acquisition on track to close on or around August 1, 2023

Chicago, IL (July 27, 2023) -- LKQ Corporation (Nasdaq:LKQ) today reported second quarter 2023 financial results. “I am pleased to report strong operational performance for the quarter despite several headwinds, which is a testament to the strength and resilience of our diversified portfolio of businesses. Our largest segments, Wholesale - North America and Europe, produced exceptional second quarter revenue growth and margins by focusing on operational excellence. These outstanding performances offset a steep year over year downturn in commodity prices impacting our Self Service segment and the decrease in demand for our Specialty segment's offerings, headwinds that will impact these segments for the balance of 2023,” noted Dominick Zarcone, President and Chief Executive Officer. “We also had excellent cash flow during the quarter. Taken as a whole, I am very pleased with the results and extremely proud of our global teams.”
Second Quarter 2023 Financial Results
Revenue for the second quarter of 2023 was $3.4 billion, an increase of 3.2% as compared to $3.3 billion in the second quarter of 2022. For the second quarter of 2023, parts and services organic revenue increased 4.8% (5.4% on a per day basis), foreign exchange rates increased revenue by 0.6% and the net impact of acquisitions and divestitures was flat year over year, for a total parts and services revenue increase of 5.4%. Other revenue for the second quarter of 2023 fell 23.9% primarily due to weaker commodity prices relative to the same period in 2022.
Net income2 for the second quarter of 2023 was $281 million as compared to $420 million for the same period in 2022. Diluted earnings per share2 for the second quarter of 2023 was $1.05 as compared to $1.49 for the same period of 2022, a decrease of 29.5%. The Company completed the sale of PGW Auto Glass on April 18, 2022, which generated a pretax gain of $155 million ($127 million after-tax), or $0.45 per share in the second quarter of 2022.
On an adjusted basis, net income1,2 in the second quarter of 2023 was $291 million as compared to $307 million for the same period of 2022, a decrease of 5.1%. Adjusted diluted earnings per share1,2 was $1.09 for both the second quarter of 2023 and 2022.

Operating improvements had a positive year over year impact on diluted earnings per share1 in the second quarter to mitigate the net headwind generated by: (i) decreases in commodity prices, which had a negative effect of approximately $0.08, (ii) higher interest rates and average debt balances in the second quarter of 2023, which drove a year over year increase in net interest expense resulting in an unfavorable effect of $0.07 ($0.05 on an adjusted basis) and (iii) the lower share count in 2023, which provided a $0.04 benefit.
Cash Flow and Balance Sheet
Cash flow from operations and free cash flow1 were $480 million and $414 million, respectively, for the second quarter of 2023. Cash flow from operations and free cash flow1 were $703 million and $567 million, respectively, for the six months ended June 30, 2023. As of June 30, 2023, the balance sheet reflected total debt of $4.0 billion and total leverage, as defined in our credit facility, was 2.3x EBITDA.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Stock Repurchase and Dividend Programs
During the six months ended June 30, 2023, the Company invested $5 million to repurchase 0.1 million shares of its common stock. Since initiating the stock repurchase program in late October 2018, the Company has repurchased approximately 55 million shares for a total of $2.4 billion through June 30, 2023.
On July 25, 2023, the Board of Directors declared a quarterly cash dividend of $0.275 per share of common stock, payable on August 31, 2023, to stockholders of record at the close of business on August 17, 2023.
Uni-Select Inc. Acquisition Update
On February 26, 2023, we entered into an arrangement agreement in order to implement a plan of arrangement (the "Arrangement") under the provisions of the Québec Business Corporations Act pursuant to which we will acquire all of Uni-Select Inc.’s ("Uni-Select") issued and outstanding shares for Canadian dollar ("CAD") 48.00 per share in cash, representing a total enterprise value of approximately CAD 2.8 billion ($2.1 billion at the June 30, 2023 exchange rate). During the second quarter of 2023, we received the required approvals from Uni-Select's shareholders, the Superior Court of Québec and regulators in the United States and Canada with respect to the Arrangement. On July 21, 2023, the United Kingdom’s ("U.K.") Competition and Markets Authority ("CMA") issued its Phase 1 decision on the Arrangement, and in response we submitted proposed undertakings relating to the divestiture of Uni-Select’s GSF Car Parts business in the U.K. As a result of the satisfaction or waiver of all the closing conditions relating to required regulatory approvals on July 26, 2023, Uni-Select and LKQ Corporation will proceed with the remaining procedures necessary to give effect to the Arrangement. Subject to the satisfaction or waiver of the remaining closing conditions pursuant to its terms, the Arrangement is currently anticipated to be completed on or around August 1, 2023, and we plan to divest the GSF Car Parts business soon thereafter.
Other Events
On May 24, 2023, we completed an offering of $1.4 billion aggregate principal amount of senior unsecured notes, consisting of $800 million senior notes due 2028 (the "U.S. Notes (2028)") and $600 million senior notes due 2033 (the "U.S. Notes (2033)") and together with the 2028 Notes, (the "U.S. Notes (2028/33)"). The net proceeds from the offering of the U.S. Notes (2028/33) will be used, together with borrowings under our delayed draw term loan, (i) to finance a portion of the consideration payable for the Uni-Select acquisition, including repaying existing Uni-Select indebtedness, (ii) to pay associated fees and expenses, including fees and expenses incurred in connection with the offering, and (iii) for general corporate purposes.
2023 Outlook
Rick Galloway, Senior Vice President and Chief Financial Officer, commented, “The Wholesale - North America and Europe segments continue to perform ahead of expectations and are mitigating softness in our Specialty segment. However, continued effects from falling commodity prices and higher interest expense are driving changes to our prior EPS guidance range.”
For 2023, management updated the outlook as set forth below:

	2023 Previous Full Year Outlook	2023 Updated Full Year Outlook
Organic revenue growth for parts and services	6.0% to 8.0%	6.0% to 7.5%
Diluted EPS[2]	$3.68 to $3.98	$3.65 to $3.85
Adjusted diluted EPS[1,2]	$3.90 to $4.20	$3.90 to $4.10
Operating cash flow	approx. $1.275 billion	approx. $1.275 billion
Free cash flow[1]	approx. $975 million	approx. $975 million
Free cash flow conversion of Adjusted EBITDA[1]	55% to 60%	55% to 60%

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Our outlook for the full year 2023 is based on current conditions and recent trends, and assumes a global effective tax rate of 27.0%, the prices of scrap and precious metals hold near the June average, and no further deterioration due to the Ukraine/Russia conflict. We have applied foreign currency exchange rates near June average levels, including $1.09 and $1.25 for the euro and pound sterling, respectively, for the balance of the year. Prior guidance issued on April 27, 2023 had currency exchange rate levels of $1.08 and $1.23 for the euro and pound sterling, respectively. Changes in these conditions may impact our ability to achieve the estimates. The full year GAAP outlook includes transactions and costs related to the potential Uni-Select acquisition that occurred through June 30, 2023 but does not include any projected operational results for Uni-Select, which will only be incorporated after the closing date. Adjusted figures exclude (to the extent applicable) the impact of restructuring and transaction related expenses; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; direct impacts of the Ukraine/Russia conflict (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families), interest and financing costs related to the Uni-Select transaction prior to closing and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities and gains or losses on foreign currency forward contracts related to the Uni-Select acquisition).
Non-GAAP Financial Measures
This release contains (and management’s presentation on the related conference call will refer to) non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.
Conference Call Details
LKQ will host an investor conference call and webcast on July 27, 2023 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the investor conference call, please dial (888) 330-3494. International access to the call may be obtained by dialing (646) 960-0860. The investor conference call will require you to enter conference ID: 5232422.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.
A replay of the investor conference call will be available by telephone at (800) 770-2030 or (647) 362-9199 for international calls. The telephone replay will require you to enter conference ID: 5232422. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through August 11, 2023. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Statements and information in this press release and on the related conference call, including our outlook for 2023, as well as remarks by the Chief Executive Officer and other members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available at the Investor Relations section on our website (www.lkqcorp.com) and on the SEC's website (www.sec.gov).
These factors include the following (not necessarily in order of importance):
•our operating results and financial condition have been and will likely continue to be adversely affected by the COVID-19 pandemic and could be adversely affected by other public health emergencies;
•our operating results and financial condition have been and could continue to be adversely affected by the economic, political and social conditions in North America, Europe, Taiwan and elsewhere, as well as the economic health of vehicle owners and numbers and types of vehicles sold;
•we face competition from local, national, international, and internet-based vehicle products providers, and this competition could negatively affect our business;
•we rely upon our customers and insurance companies to promote the usage of alternative parts;
•intellectual property claims relating to aftermarket products could adversely affect our business;
•if the number of vehicles involved in accidents or being repaired declines, or the mix of the types of vehicles in the overall vehicle population changes, our business could suffer;
•fluctuations in the prices of metals and other commodities could adversely affect our financial results;
•an adverse change in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability;
•if we determine that our goodwill or other intangible assets have become impaired, we may incur significant charges to our pre-tax income;
•we could be subject to product liability claims and involved in product recalls;
•we may not be able to successfully acquire new businesses or integrate acquisitions, including our pending acquisition of Uni-Select, and we may not be able to successfully divest certain businesses;
•our ability to divest Uni-Select’s GSF Car Parts business on acceptable terms on or shortly after the closing date for our pending acquisition of Uni-Select;
•we have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business;
•our senior notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions, and we may incur additional indebtedness under our credit agreement subject to certain limitations;
•our credit agreement imposes operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities;
•we may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;
•our future capital needs may require that we seek to refinance our debt or obtain additional debt or equity financing, events that could have a negative effect on our business;
•our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;
•repayment of our indebtedness is dependent on cash flow generated by our subsidiaries;
•a downgrade in our credit rating would impact our cost of capital;
•the amount and frequency of our share repurchases and dividend payments may fluctuate;
•existing or new laws and regulations, or changes to enforcement or interpretation of existing laws or regulations, may prohibit, restrict or burden the sale of aftermarket, recycled, refurbished or remanufactured products;
•we are subject to environmental regulations and incur costs relating to environmental matters;
•we may be adversely affected by legal, regulatory or market responses to global climate change;

•our amended and restated bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;
•our effective tax rate could materially increase as a consequence of various factors, including U.S. and/or international tax legislation, applicable interpretations and administrative guidance, our mix of earnings by jurisdiction, and U.S. and foreign jurisdictional audits;
•if significant tariffs or other restrictions are placed on products or materials we import or any related counter-measures are taken by countries to which we export products, our revenue and results of operations may be materially harmed.
•governmental agencies may refuse to grant or renew our operating licenses and permits;
•our employees are important to successfully manage our business and achieve our objectives;
•we operate in foreign jurisdictions, which exposes us to foreign exchange and other risks;
•our business may be adversely affected by union activities and labor and employment laws;
•we rely on information technology and communication systems in critical areas of our operations and a disruption relating to such technology could harm our business;
•the costs of complying with the requirements of laws pertaining to the privacy and security of personal information and the potential liability associated with the failure to comply with such laws could materially adversely affect our business and results of operations;
•business interruptions in our distribution centers or other facilities may affect our operations, the function of our computer systems, and/or the availability and distribution of merchandise, which may affect our business;
•if we experience problems with our fleet of trucks and other vehicles, our business could be harmed;
•we may lose the right to operate at key locations; and
•activist investors could cause us to incur substantial costs, divert management’s attention, and have an adverse effect on our business.

Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended June 30,
	2023		2022
		% of Revenue (4)		% of Revenue (4)	$ Change	% Change
Revenue	$3,448	100.0%	$3,341	100.0%	$107	3.2%
Cost of goods sold	2,034	59.0%	1,974	59.1%	60	3.0%
Gross margin	1,414	41.0%	1,367	40.9%	47	3.5%
Selling, general and administrative expenses	938	27.2%	898	26.8%	40	4.5%
Restructuring and transaction related expenses	8	0.2%	4	0.1%	4	n/m
Gain on disposal of businesses (1)	—	—%	(155)	(4.6)%	155	n/m
Depreciation and amortization	61	1.8%	61	1.8%	—	—%
Operating income	407	11.8%	559	16.7%	(152)	(27.2)%
Other expense (income):
Interest expense	52	1.5%	16	0.5%	36	n/m
Gains on foreign exchange contracts - acquisition related (2)	(23)	(0.7)%	—	—%	(23)	n/m
Interest income and other income, net	(11)	(0.3)%	—	—%	(11)	n/m
Total other expense, net	18	0.5%	16	0.5%	2	13.1%
Income from continuing operations before provision for income taxes	389	11.3%	543	16.3%	(154)	(28.4)%
Provision for income taxes	109	3.2%	127	3.8%	(18)	(14.3)%
Equity in earnings of unconsolidated subsidiaries	2	—%	4	0.1%	(2)	(63.5)%
Income from continuing operations	282	8.2%	420	12.6%	(138)	(33.0)%
Net income from discontinued operations	—	—%	—	—%	—	—%
Net income	282	8.2%	420	12.6%	(138)	(33.0)%
Less: net income attributable to continuing noncontrolling interest	1	—%	—	—%	1	n/m
Net income attributable to LKQ stockholders	$281	8.1%	$420	12.6%	$(139)	(33.1)%

Basic earnings per share: (3)
Income from continuing operations	$1.05		$1.49		$(0.44)	(29.5)%
Net income from discontinued operations	—		—		—	n/m
Net income	1.05		1.49		(0.44)	(29.5)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	n/m
Net income attributable to LKQ stockholders	$1.05		$1.49		$(0.44)	(29.5)%

Diluted earnings per share: (3)
Income from continuing operations	$1.05		$1.49		$(0.44)	(29.5)%
Net income from discontinued operations	—		—		—	n/m
Net income	1.05		1.49		(0.44)	(29.5)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	n/m
Net income attributable to LKQ stockholders	$1.05		$1.49		$(0.44)	(29.5)%

Weighted average common shares outstanding:
Basic	267.6		281.4		(13.8)	(4.9)%
Diluted	268.2		282.3		(14.1)	(5.0)%
(1) Related to the sale of PGW Auto Glass ("PGW").
(2) Related to the Uni-Select acquisition.
(3) The sum of the individual earnings per share amounts may not equal the total due to rounding.
(4) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Six Months Ended June 30,
	2023		2022
		% of Revenue (4)		% of Revenue (4)	$ Change	% Change
Revenue	$6,797	100.0%	$6,689	100.0%	$108	1.6%
Cost of goods sold	4,011	59.0%	3,965	59.3%	46	1.2%
Gross margin	2,786	41.0%	2,724	40.7%	62	2.3%
Selling, general and administrative expenses	1,869	27.5%	1,822	27.2%	47	2.6%
Restructuring and transaction related expenses	26	0.4%	7	0.1%	19	n/m
Gain on disposal of businesses (1)	—	—%	(155)	(2.3)%	155	n/m
Depreciation and amortization	119	1.7%	120	1.8%	(1)	(0.7)%
Operating income	772	11.4%	930	13.9%	(158)	(17.0)%
Other expense (income):
Interest expense	88	1.3%	32	0.5%	56	n/m
Gains on foreign exchange contracts - acquisition related (2)	(46)	(0.7)%	—	—%	(46)	n/m
Interest income and other income, net	(20)	(0.3)%	(1)	—%	(19)	n/m
Total other expense, net	22	0.3%	31	0.5%	(9)	(30.3)%
Income from continuing operations before provision for income taxes	750	11.0%	899	13.4%	(149)	(16.6)%
Provision for income taxes	203	3.0%	216	3.2%	(13)	(6.0)%
Equity in earnings of unconsolidated subsidiaries	5	0.1%	6	0.1%	(1)	(21.9)%
Income from continuing operations	552	8.1%	689	10.3%	(137)	(19.9)%
Net income from discontinued operations	—	—%	4	0.1%	(4)	n/m
Net income	552	8.1%	693	10.4%	(141)	(20.4)%
Less: net income attributable to continuing noncontrolling interest	1	—%	—	—%	1	n/m
Net income attributable to LKQ stockholders	$551	8.1%	$693	10.4%	$(142)	(20.5)%

Basic earnings per share: (3)
Income from continuing operations	$2.06		$2.43		$(0.37)	(15.2)%
Net income from discontinued operations	—		0.02		(0.02)	n/m
Net income	2.06		2.45		(0.39)	(15.9)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	n/m
Net income attributable to LKQ stockholders	$2.06		$2.44		$(0.38)	(15.6)%

Diluted earnings per share: (3)
Income from continuing operations	$2.06		$2.42		$(0.36)	(14.9)%
Net income from discontinued operations	—		0.02		(0.02)	n/m
Net income	2.06		2.44		(0.38)	(15.6)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	n/m
Net income attributable to LKQ stockholders	$2.06		$2.44		$(0.38)	(15.6)%

Weighted average common shares outstanding:
Basic	267.5		283.5		(16.0)	(5.7)%
Diluted	268.3		284.5		(16.2)	(5.7)%
(1) Related to the sale of PGW.
(2) Related to the Uni-Select acquisition.
(3) The sum of the individual earnings per share amounts may not equal the total due to rounding.
(4) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In millions, except per share data)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,904	$278
Receivables, net of allowance for credit losses	1,257	998
Inventories	2,681	2,752
Prepaid expenses and other current assets	314	230
Total current assets	6,156	4,258
Property, plant and equipment, net	1,298	1,236
Operating lease assets, net	1,277	1,227
Goodwill	4,400	4,319
Other intangibles, net	648	653
Equity method investments	155	141
Other noncurrent assets	221	204
Total assets	$14,155	$12,038
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,475	$1,339
Accrued expenses:
Accrued payroll-related liabilities	200	218
Refund liability	120	109
Other accrued expenses	343	294
Current portion of operating lease liabilities	199	188
Current portion of long-term obligations	579	34
Other current liabilities	112	89
Total current liabilities	3,028	2,271
Long-term operating lease liabilities, excluding current portion	1,131	1,091
Long-term obligations, excluding current portion	3,421	2,622
Deferred income taxes	300	280
Other noncurrent liabilities	283	283
Commitments and contingencies
Redeemable noncontrolling interest	24	24
Stockholders’ equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 322.9 shares issued and 267.7 shares outstanding at June 30, 2023; 322.4 shares issued and 267.3 shares outstanding at December 31, 2022	3	3
Additional paid-in capital	1,520	1,506
Retained earnings	7,059	6,656
Accumulated other comprehensive loss	(235)	(323)
Treasury stock, at cost; 55.2 shares at June 30, 2023 and 55.1 shares at December 31, 2022	(2,394)	(2,389)
Total Company stockholders’ equity	5,953	5,453
Noncontrolling interest	15	14
Total stockholders’ equity	5,968	5,467
Total liabilities and stockholders’ equity	$14,155	$12,038

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$552	$693
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135	133
Gain on disposal of businesses	—	(155)
Stock-based compensation expense	20	23
Gains on foreign exchange contracts - acquisition related	(46)	—
Other	37	(9)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(223)	(186)
Inventories	132	(259)
Prepaid income taxes/income taxes payable	(5)	74
Accounts payable	104	412
Other operating assets and liabilities	(3)	11
Net cash provided by operating activities	703	737
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(136)	(99)
Proceeds from disposals of property, plant and equipment	6	3
Acquisitions, net of cash acquired	(52)	(5)
Proceeds from disposals of businesses	—	372
Other investing activities, net	(3)	(6)
Net cash (used in) provided by investing activities	(185)	265
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	(30)	—
Proceeds from issuance of U.S. Notes (2028/33), net of unamortized bond discount	1,394	—
Borrowings under revolving credit facilities	1,693	808
Repayments under revolving credit facilities	(2,267)	(1,117)
Borrowings under term loans	500	—
(Repayments) borrowings of other debt, net	(16)	8
Settlement of derivative instruments	(13)	—
Dividends paid to LKQ stockholders	(148)	(142)
Purchase of treasury stock	(8)	(528)
Other financing activities, net	(6)	(14)
Net cash provided by (used in) financing activities	1,099	(985)
Effect of exchange rate changes on cash and cash equivalents	9	(26)
Net increase (decrease) in cash and cash equivalents	1,626	(9)
Cash and cash equivalents, beginning of period	278	274
Cash and cash equivalents, end of period	$1,904	$265

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended June 30,
(In millions)	2023	2022	$ Change	% Change
Wholesale - North America	$1,121	$1,050	$71	6.7%
Europe	1,633	1,470	163	11.1%
Specialty	442	512	(70)	(13.5)%
Self Service	63	60	3	4.7%
Parts and services	3,259	3,092	167	5.4%
Wholesale - North America	78	94	(16)	(16.7)%
Europe	5	7	(2)	(26.2)%
Self Service	106	148	(42)	(28.3)%
Other	189	249	(60)	(23.9)%
Total revenue	$3,448	$3,341	$107	3.2%

Revenue changes by category for the three months ended June 30, 2023 vs. 2022:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	8.3%	(1.3)%	(0.3)%	6.7%
Europe	8.5%	0.9%	1.6%	11.1%
Specialty	(12.9)%	(0.2)%	(0.5)%	(13.5)%
Self Service	4.7%	—%	—%	4.7%
Parts and services	4.8%	—%	0.6%	5.4%
Wholesale - North America	(16.5)%	0.1%	(0.3)%	(16.7)%
Europe	(24.1)%	(0.2)%	(1.9)%	(26.2)%
Self Service	(20.9)%	(7.3)%	—%	(28.3)%
Other	(19.4)%	(4.3)%	(0.2)%	(23.9)%
Total revenue	3.0%	(0.4)%	0.5%	3.2%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited tables compare certain third party revenue categories:

	Six Months Ended June 30,
(In millions)	2023	2022	$ Change	% Change
Wholesale - North America	$2,269	$2,156	$113	5.2%
Europe	3,181	2,951	230	7.8%
Specialty	838	972	(134)	(13.7)%
Self Service	123	117	6	4.8%
Parts and services	6,411	6,196	215	3.5%
Wholesale - North America	159	189	(30)	(15.7)%
Europe	12	14	(2)	(17.6)%
Self Service	215	290	(75)	(25.6)%
Other	386	493	(107)	(21.6)%
Total revenue	$6,797	$6,689	$108	1.6%

Revenue changes by category for the six months ended June 30, 2023 vs. 2022:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	11.4%	(5.9)%	(0.3)%	5.2%
Europe	9.1%	0.8%	(2.2)%	7.8%
Specialty	(13.2)%	(0.1)%	(0.5)%	(13.7)%
Self Service	4.8%	—%	—%	4.8%
Parts and services	6.4%	(1.7)%	(1.2)%	3.5%
Wholesale - North America	(15.4)%	—%	(0.3)%	(15.7)%
Europe	(12.7)%	—%	(5.0)%	(17.6)%
Self Service	(17.8)%	(7.8)%	—%	(25.6)%
Other	(16.7)%	(4.6)%	(0.3)%	(21.6)%
Total revenue	4.7%	(1.9)%	(1.1)%	1.6%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table reconciles revenue and revenue growth for parts & services and total revenue to constant currency revenue and revenue growth for the same measures:

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
(In millions)	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue as reported	$3,259	$1,633	$6,411	$3,181
Less: Currency impact	19	23	(75)	(64)
Revenue at constant currency	$3,240	$1,610	$6,486	$3,245

Total
Revenue as reported	$3,448		$6,797
Less: Currency impact	17		(77)
Revenue at constant currency	$3,431		$6,874

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue growth as reported	5.4%	11.1%	3.5%	7.8%
Less: Currency impact	0.6%	1.6%	(1.2)%	(2.2)%
Revenue growth at constant currency	4.8%	9.5%	4.7%	10.0%

Total
Revenue growth as reported	3.2%		1.6%
Less: Currency impact	0.5%		(1.1)%
Revenue growth at constant currency	2.7%		2.7%

We have presented our revenue and the growth rate on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency revenue information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance, as this statistic removes the translation impact of exchange rate fluctuations, which are outside of our control and do not reflect our operational performance. Constant currency revenue results are calculated by translating prior year revenue in local currency using the current year's currency conversion rate. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. In addition, not all companies that report revenue growth on a constant currency basis calculate such measure in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
(In millions)		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Revenue
Wholesale - North America	$1,199		$1,144		$2,428		$2,345
Europe	1,638		1,477		3,193		2,965
Specialty	443		513		840		974
Self Service	169		208		338		407
Eliminations	(1)		(1)		(2)		(2)
Total revenue	$3,448		$3,341		$6,797		$6,689
Segment EBITDA
Wholesale - North America	$248	20.6%	$214	18.7%	$500	20.6%	$432	18.4%
Europe	188	11.5%	160	10.8%	339	10.6%	291	9.8%
Specialty	42	9.5%	69	13.4%	73	8.7%	127	13.1%
Self Service	7	4.1%	32	15.3%	29	8.7%	72	17.6%
Total Segment EBITDA	$485	14.1%	$475	14.2%	$941	13.8%	$922	13.8%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as Net Income attributable to LKQ stockholders excluding discontinued operations; depreciation, amortization; interest; gains and losses on debt extinguishment; income tax expense; restructuring and transaction related expenses (which includes restructuring expenses recorded in Cost of goods sold); change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families). Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to Segment EBITDA.

The following unaudited table reconciles Net Income to Segment EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Net income	$282	$420	$552	$693
Less: net income attributable to continuing noncontrolling interest	1	—	1	—
Net income attributable to LKQ stockholders	281	420	551	693
Less: net income from discontinued operations	—	—	—	4
Net income from continuing operations attributable to LKQ stockholders	281	420	551	689
Adjustments - continuing operations attributable to LKQ stockholders:
Depreciation and amortization	70	68	135	133
Interest expense, net of interest income	42	14	75	29
Loss on debt extinguishment	—	—	1	—
Provision for income taxes	109	127	203	216
Equity in earnings of unconsolidated subsidiaries	(2)	(4)	(5)	(6)
Gains on foreign exchange contracts - acquisition related (1)	(23)	—	(46)	—
Equity investment fair value adjustments	—	2	1	3
Restructuring and transaction related expenses	8	4	26	7
Gain on disposal of businesses	—	(155)	—	(155)
Losses on previously held equity interests	—	—	—	1
Direct impacts of Ukraine/Russia conflict (2)	—	(1)	—	5
Segment EBITDA	$485	$475	$941	$922

Net income from continuing operations attributable to LKQ stockholders as a percentage of revenue	8.1%	12.6%	8.1%	10.3%
Segment EBITDA as a percentage of revenue	14.1%	14.2%	13.8%	13.8%
Note: In the table above, the sum of the individual amounts may not equal the total due to rounding.

(1) Related to the Uni-Select acquisition.
(2) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. See paragraph under the previous table (revenue and Segment EBITDA by reportable segment) for details on the calculation of Segment EBITDA.

Segment EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Segment EBITDA information calculate Segment EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2023	2022	2023	2022
Net income	$282	$420	$552	$693
Less: net income attributable to continuing noncontrolling interest	1	—	1	—
Net income attributable to LKQ stockholders	281	420	551	693
Less: net income from discontinued operations	—	—	—	4
Net income from continuing operations attributable to LKQ stockholders	281	420	551	689
Adjustments - continuing operations attributable to LKQ stockholders:
Amortization of acquired intangibles	15	16	30	33
Restructuring and transaction related expenses	8	4	26	7
Loss on debt extinguishment	—	—	1	—
Pre-acquisition interest expense, net of interest income (1)	9	—	12	—
Gains on foreign exchange contracts - acquisition related (1)	(23)	—	(46)	—
Losses on previously held equity interests	—	—	—	1
Direct impacts of Ukraine/Russia conflict (2)	—	(1)	—	5
Gain on disposal of businesses	—	(155)	—	(155)
Excess tax benefit from stock-based payments	—	—	(2)	(2)
Tax effect of adjustments	1	23	(2)	16
Adjusted net income from continuing operations attributable to LKQ stockholders	$291	$307	$570	$594

Weighted average diluted common shares outstanding	268.2	282.3	268.3	284.5

Diluted earnings per share from continuing operations attributable to LKQ stockholders:
Reported	$1.05	$1.49	$2.06	$2.42
Adjusted	$1.09	$1.09	$2.12	$2.09
(1) Related to the Uni-Select acquisition.
(2) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, the change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures (including gains or losses on foreign currency forward contracts related to the Uni-Select transaction), impairment charges, direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families), interest and financing costs related to the Uni-Select transaction prior to closing, excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount related transactions in a particular period, management believes that these costs are not core operating expenses and should be adjusted in our calculation of Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders.

Our adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders to Forecasted Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, respectively:

	Forecasted
	Fiscal Year 2023
(In millions, except per share data)	Minimum Outlook	Maximum Outlook
Net income from continuing operations attributable to LKQ stockholders	$981	$1,035
Adjustments:
Amortization of acquired intangibles	60	60
Restructuring and transaction related expenses	48	48
Gains on foreign exchange contracts - acquisition related	(46)	(46)
Pre-acquisition interest expense, net of interest income	22	22
Other adjustments	(2)	(2)
Tax effect of adjustments	(14)	(14)
Adjusted net income from continuing operations attributable to LKQ stockholders	$1,049	$1,103

Weighted average diluted common shares outstanding	269.0	269.0

Diluted EPS from continuing operations attributable to LKQ stockholders:
U.S. GAAP	$3.65	$3.85
Non-GAAP (Adjusted)	$3.90	$4.10

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders in our financial outlook. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, we included estimates of net income from continuing operations attributable to LKQ stockholders, amortization of acquired intangibles for the full fiscal year 2023, restructuring expenses under previously announced plans, interest and financing costs related to the Uni-Select transaction prior to closing, and the related tax effect; we included for all other components the amounts incurred through June 30, 2023.

The following unaudited tables reconciles Net Cash Provided by Operating Activities to Free Cash Flow and Net Income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Net cash provided by operating activities	$480	$328	$703	$737
Less: purchases of property, plant and equipment	66	40	136	99
Free cash flow	$414	$288	$567	$638

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Net income	$282	$420	$552	$693
Less: net income attributable to continuing noncontrolling interest	1	—	1	—
Net income attributable to LKQ stockholders	281	420	551	693
Less: net income from discontinued operations	—	—	—	4
Net income from continuing operations attributable to LKQ stockholders	281	420	551	689
Adjustments - continuing operations attributable to LKQ stockholders:
Depreciation and amortization	70	68	135	133
Interest expense, net of interest income	42	14	75	29
Loss on debt extinguishment	—	—	1	—
Provision for income taxes	109	127	203	216
Gain on disposal of businesses	—	(155)	—	(155)
Gains on foreign exchange contracts - acquisition related (1)	(23)	—	(46)	—
Adjusted EBITDA	$479	$474	$919	$912
(1) Related to the Uni-Select acquisition.

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Free cash flow should not be construed as an alternative to net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate free cash flow in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for liquidity relative to other companies.

We also evaluate our free cash flow by measuring the conversion of Adjusted EBITDA into free cash flow. For the denominator of our conversion ratio, we calculate Adjusted EBITDA as net income attributable to LKQ stockholders excluding discontinued operations, depreciation, amortization, interest, gains and losses on debt extinguishment, income tax expense, gains and losses on the disposal of businesses, and other unusual income and expense items that affect investing or financing cash flows. We exclude gains and losses on the disposal of businesses as the proceeds are included in investing cash flows, which is outside of free cash flow. Adjusted EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Adjusted EBITDA information calculate Adjusted EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow:

Forecasted
Fiscal Year 2023
(In millions)	Outlook
Net cash provided by operating activities	$1,275
Less: purchases of property, plant and equipment	300
Free cash flow	$975

We have presented forecasted free cash flow in our financial outlook. Refer to the paragraph above for details on the calculation of free cash flow.